[O’MELVENY & MYERS LLP LETTERHEAD]
March 3, 2010
Mindray Medical International Limited
Mindray Building
Keji 12th Road South
Hi-tech Industrial Park, Nanshan
Shenzhen 518057
People’s Republic of China
Re:	Registration of Securities of Mindray Medical International Limited
Ladies and Gentlemen:
     At your request, we have examined the Registration Statement on Form F-3 (the “Registration Statement”) of Mindray Medical International Limits, an exempted company incorporated in the Cayman Islands (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) on March 3, 2010 under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act, of an unspecified amount of securities of the Company for unspecified aggregate proceeds, consisting of: (i) debt securities of the Company, in one or more series (the “Debt Securities”), which may be issued under an indenture (the “Indenture”) entered into or proposed to be entered into between the Company and a trustee (the “Trustee”) that will be appointed prior to the issuance of Debt Securities; (ii) Class A ordinary shares, par value HK$0.001 per share (the “Ordinary Shares”); (iii) preferred shares; (iv) American depositary shares (“ADSs”), each ADS representing one Ordinary Share; (v) warrants to purchase ADSs, Ordinary Shares, preferred shares, and/or Debt Securities issued pursuant to one or more warrant agreements (“Warrants”); (vi) rights to purchase ADSs, Ordinary Shares, preferred shares and/or Debt Securities to be issued pursuant to one or more rights agreements (“Rights”); and (iv) units consisting of two or more classes of ADSs, Ordinary Shares, preferred shares, Warrants, Rights and Debt Securities.
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

     In connection with the opinion expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate and other records and documents as we considered appropriate including, without limitation:
(i)	the Registration Statement;

(ii)	the form of Indenture filed as an exhibit to the Registration Statement; and

(iii)	originals or copies of those corporate and other records and documents we considered appropriate.
     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinion expressed below which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.
     In connection with the opinion expressed below, we have assumed that, at or prior to the time of delivery of any series Debt Securities offered under the Registration Statement (the “Offered Debt Securities”): (i) the Registration Statement’s effectiveness has not been terminated or rescinded; (ii) an appropriate prospectus supplement with respect to such Offered Debt Securities has been prepared, delivered and filed in compliance with the Securities Act and the applicable rules and regulations thereunder; (iii) there has not occurred any change in law affecting the validity or enforceability of such Offered Debt Securities; (iv) the applicable Indenture entered into in connection with the issuance of such Offered Debt Securities has been executed in substantially and materially the form filed as an exhibit to the Registration Statement; (v) the terms of the issuance and sale of such Offered Debt Securities have been duly authorized by the Board of Directors or a duly authorized committee thereof; and (vi) none of the terms of such Offered Debt Securities, nor the issuance and delivery of such Offered Debt Securities, nor the compliance by the Company with the terms of such Offered Debt Securities, will violate any applicable law or public policy or result in a violation of any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company.
     We have also assumed that: (i) the Company is validly existing as an exempted company and is in good standing under the law of the Cayman Islands; (ii) the Company has duly authorized, executed and delivered the Indenture and the Debt Securities in accordance with its memorandum and articles of association and the law of the Cayman Islands; and (iii) the execution, delivery and performance by the Company of the Indenture and the Debt Securities do not and will not violate the law of the Cayman Islands or any other applicable laws (except that no such assumption is made with respect to the law of the State of New York and the federal law of the United States). In addition, we have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

     On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that with respect to any series of Offered Debt Securities, when: (i) the specific terms of the particular Offered Debt Securities have been duly established in accordance with the applicable Indenture; (ii) the applicable Indenture and any supplemental indenture to be entered into in connection with the issuance of any Offered Debt Securities have been duly authorized, executed, authenticated, issued and delivered by the Trustee and the Company; and (iii) the Offered Debt Securities have been duly authorized, executed, issued and delivered in accordance with the terms of the applicable Indenture and any supplemental indenture and the applicable underwriting or other agreement against payment therefor, the Offered Debt Securities will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding at law or in equity.
     The law covered by this opinion is limited to the present law of the State of New York. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.
     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement.

Respectfully submitted,
/s/ O’Melveny & Myers LLP